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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-56866, 333-90063, 333-90057 and 333-97567 of Atlantic American Corporation
on Form S-8 of our report dated March 26, 2003 relating to the consolidated financial statements of Atlantic American Corporation as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and (2) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of Atlantic American Corporation for the year ended December 31, 2002.


Deloitte & Touche LLP
Atlanta, Georgia
March 26, 2003